Rational Software Announces Pricing of $425 Million of Convertible Subordinated Notes in a Private Offering

CUPERTINO, Calif.-January 28, 2000-Rational Software Corporation (Nasdaq:
RATL), the e-development company, today announced that it has entered into an agreement to sell $425 million in aggregate principal amount of convertible subordinated notes in a private offering. The offering is expected to close on February 2, 2000.

The Company is selling $425 million in aggregate principal amount of 5% Convertible Subordinated Notes due February 1, 2007 under Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Company has granted the initial purchasers the right to purchase an additional $75 million aggregate principal amount of these convertible notes.

The Company stated that it intends to use the net proceeds of the convertible note offering for working capital and for other general corporate purposes. The notes are convertible into shares of Rational's common stock at a conversion price of $71.44 per share.

The securities have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Rational Software Corporation

    Rational Software Corporation, the e-development company, helps organizations develop and deploy software for e-business, e-infrastructure, and e-devices through a combination of tools, services and software engineering best practices. Rational's e-development solution helps organizations overcome the e-software paradox by accelerating time to market while improving quality. Rational's integrated solution simplifies the process of acquiring, deploying and supporting a comprehensive software development platform, reducing total cost of ownership. International Data Corporation
(IDC) has recognized Rational as the leader in multiple segments of the software development life-cycle management market for three years in a row. Founded in 1981, Rational, one of the world's largest Internet software companies, had revenues of $411 million in its fiscal year that ended in March,
 1999 and employs more than 2,000 people around the world.